EXHIBIT 99.1

The Chemours Company Reaches Agreement with North Carolina DEQ and   Cape Fear River Watch

Wilmington, Del., November 21, 2018 – The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in titanium technologies, fluoroproducts and chemical solutions, today announced an agreement with the State of North Carolina and the Cape Fear River Watch regarding emission control, remediation efforts, and ongoing health studies related to the company’s Fayetteville Works manufacturing site.  This agreement will be managed by a consent order.  The proposed consent order will be open for public comment and subject to court approval.  Upon approval of the consent order, the lawsuit filed by the North Carolina Department of Environmental Quality will be resolved; those filed by Cape Fear River Watch will be dismissed.

This agreement provides comprehensive and effective solutions to the environmental concerns raised by the community and a clear compliance framework for long-term operations at the Fayetteville Works facility. It also reflects previous commitments Chemours has made and actions the company has begun as part of its investment of over $100 million, including state of the art technology to reduce emissions of GenX and all PFAS compounds by 99% or greater by the end of 2019.

The company previously announced its first, formal social responsibility program—ten ambitious goals spanning eight areas: safety excellence, vibrant communities, empowered employees, climate, water quality, waste, sustainable offerings, and a sustainable supply chain.  The investment and ongoing work at its Fayetteville Works plant was highlighted as an example of these commitments.

“This agreement is an example of how industry can work with stakeholders at the local and state level to address these concerns,” said Paul Kirsch, president of Chemours’ fluoroproducts business unit. “We are committed to operating with transparency and a bedrock commitment to a sustainable future. We intend to live up to our commitments with actions not just words,” he added.

As part of this agreement, Chemours agrees to pay $13 million to cover a civil penalty and investigative costs incurred by the state.

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About The Chemours Company

The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry.  Chemours is a global leader in titanium technologies, fluoroproducts and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations.  Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining and general industrial manufacturing.  Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™.  Chemours has approximately 7,000 employees and 26 manufacturing sites serving approximately 4,000 customers in North America, Latin America, Asia-Pacific and Europe.  Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC. For more information please visit chemours.com, or follow us on Twitter @Chemours, or LinkedIn.

EXHIBIT 99.1

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Forward Looking Statements

This press release contains forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance, business plans, prospects, targets, goals and commitments, capital investments and projects, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, and our outlook for net sales, Adjusted EBITDA, Adjusted EPS, Free Cash Flow, and Return on Invested Capital (ROIC), all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2017. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

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CONTACT:

NEWS MEDIA

Alvenia Scarborough

Sr. Director of Corporate Communications and Brand Marketing

+1.302.773.4507

media@chemours.com

INVESTORS

Jonathan Lock

VP, Corporate Development and Investor Relations

+1.302.773.2263

investor@chemours.com